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                           BARRY L. FRIEDMAN, P.C.
                         Certified Public Accountant

1582 TULITA DRIVE                                        OFFICE  (702) 361-8414
LAS VEGAS, NEVADA 89123                                  FAX NO. (702) 896-0278




To Whom It May Concern:                                       February 15, 2000

     The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of February 15, 2000, on the Financial Statements of e-commerce group Inc., as of December 31, 1999, in any filing that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,

/s/ Barry L. Friedman
-------------------------
Barry L. Friedman
Certified Public Accountant